EXHIBIT 99.1
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[LOGO - THE PENN TRAFFIC COMPANY]




FOR IMMEDIATE RELEASE                                  CONTACT:     Marc Jampole
                                                    Jampole Communications, Inc.
                                                                    412-471-2463


                         PENN TRAFFIC RETAINS JIM DEMME,
                          WELL-KNOWN TURNAROUND LEADER


   MR. DEMME ENGINEERED SUCCESSFUL TURNAROUNDS OF BRUNO'S AND HOMELAND STORES.



         SYRACUSE, NEW YORK, SEPTEMBER 4, 2003 - The Penn Traffic Company (OTC:
PNFTQ.PK) today announced that it has appointed James. A. Demme as its new Chairman of the Board, effective upon bankruptcy court approval, which is expected on September 16. Mr. Demme, known in the supermarket industry for guiding Bruno's Inc. and Homeland Stores through successful reorganizations, will replace Peter L. Zurkow, who will remain as a Director of the Company.

         "Jim Demme has a proven track record in generating positive sales growth and improving the profitability of the supermarkets he has led," said Mr. Zurkow.

         Syracuse-based Penn Traffic, which operates 211 supermarkets in six northeastern states, announced that for the first five months of his appointment, Mr. Demme will work on a full-time basis in Syracuse and be responsible for strategic planning, operational improvements and the business planning process; Mr. Demme will also help the Board of Directors to identify and screen candidates for a permanent CEO. "During the first phase of his work for Penn Traffic, Jim will be actively and aggressively involved in leading and shaping our Company," said Mr. Zurkow. "After that initial period, Mr. Demme will take a more traditional Chair role and work with the Company on a part-time basis."

         "I am excited to be joining the Penn Traffic team," said Mr. Demme. "Strong core operations, solid brand names, enviable market share in most of its markets, 17,000 dedicated employees and a seasoned management team-these are major advantages Penn Traffic enjoys as we seek to return the Company to a growth path. I am very confident that we will be able to develop and implement a business plan enabling Penn Traffic to exit reorganization as a stronger, more competitive company."

         Jim Demme joined Bruno's as Chairman and CEO in 1997, engineering the Alabama-based supermarket company's successful reorganization. After four years of steady growth

Corporate Office:
PO Box 4737, 1200 State Fair Blvd., Syracuse, New York 13221-4737 (315) 453-7284

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under Mr. Demme, Bruno's was sold to Royal Ahold in 2001 and Mr. Demme retired a year later after leading a successful transition program. Since leaving Ahold, Mr. Demme has served as an Investment Principal for Sterling Capital Management, Inc., a Birmingham, Alabama-based investment management and venture capital firm.

         Prior to his stint at Bruno's, Mr. Demme was Chairman, Chief Executive Officer and President of Homeland Stores, Inc, an Oklahoma-based supermarket company, which he also guided through a successful reorganization. He has also held senior management positions at the Scrivner Company and served as President & Chief Operating Officer of Shaw's Supermarkets. Mr. Demme spent 20 years with the Great Atlantic and Pacific Tea Company, where he progressed through all store positions including Store Manager to the position of Division Manager.


FORWARD-LOOKING STATEMENTS

         Certain statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Without limiting the foregoing, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project" and other similar expressions are intended to identify forward-looking statements. The Company cautions readers that forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. Such factors include, among other things, the Company's ability to improve its operating performance and effectuate its business plans; the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the DIP facility; court approval of the Company's motions prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; general economic and business conditions; competition, including increased capital investment and promotional activity by the Company's competitors; availability, location and terms of sites for store development; the successful implementation of the Company's capital expenditure program; labor relations; labor and employee benefit costs including increases in health care and pension costs and the level of contributions to the Company sponsored pension plans; and the outcome of pending or yet-to-be instituted legal proceedings and governmental investigations. The Company cautions that the foregoing list of important factors is not exhaustive.



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         The Penn Traffic Company operates 211 supermarkets in Ohio, West
Virginia, Pennsylvania, upstate New York, Vermont and New Hampshire under the Big Bear, Big Bear Plus, BiLo, P&C and Quality trade names. Penn Traffic also operates a wholesale food distribution business serving 76 licensed franchises and 53 independent operators. demmenewchair msj.docdemmenewchair msj